Exhibit 99.8

CONSENT OF PERSON NAMED

TO BECOME A DIRECTOR

I hereby consent to my being named in the Registration Statement on Form S-1 of The Western Union Company (the “Company”) as a person who will become a director of the Company upon consummation of the spin-off of the Company from First Data Corporation.

/S/ LORD DENNIS STEVENSON
Name: Lord Dennis Stevenson

September 8, 2006